Exhibit 99.1

FOR IMMEDIATE RELEASE

Hershey Completes Acquisition of Pirate Brands

Hershey, Pa., Oct. 17, 2018 – The Hershey Company (NYSE: HSY) today announced that it has finalized the acquisition of Pirate Brands from B&G Foods, Inc., including the Pirate’s Booty, Smart Puffs and Original Tings brands, for a purchase price of $420 million, or approximately $360 million net of tax benefits.

“We are thrilled to have the fast-growing Pirate’s Booty brand as part of the Hershey product portfolio,” said Mary Beth West, Chief Growth Officer, The Hershey Company. “More and more consumers are seeking great-tasting snacks with clean labels and no artificial flavors, colors or preservatives, and Pirate’s Booty fits this need. We are looking forward to growing the full Pirate Brands portfolio in the years to come.”

Safe Harbor Statement
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Many of these forward-looking statements can be identified by the use of words such as "intend," "believe," "expect," "anticipate," "should," "planned," "projected," "estimated," and "potential," among others. These statements are made based upon current expectations that are subject to risk and uncertainty. Because actual results may differ materially from those contained in the forward-looking statements, you should not place undue reliance on the forward-looking statements when deciding whether to buy, sell or hold the company's securities. Factors that could cause results to differ materially include, but are not limited to: issues or concerns related to the quality and safety of our products, ingredients or packaging; changes in raw material and other costs, along with the availability of adequate supplies of raw materials; selling price increases, including volume declines associated with pricing elasticity; market demand for our new and existing products; increased marketplace competition; disruption to our manufacturing operations or supply chain; failure to successfully execute and integrate acquisitions, divestitures and joint ventures; changes in governmental laws and regulations, including taxes; political, economic, and/or financial market conditions; risks and uncertainties related to our international operations; disruptions, failures or security breaches of our information technology infrastructure; our ability to hire, engage and retain a talented global workforce; our ability to realize expected cost savings and operating efficiencies associated with strategic initiatives or restructuring programs; complications with the design or implementation of our new enterprise resource planning system; and such other matters as discussed in our Annual Report on Form 10-K for the year ended December 31, 2017. All information in this press release is as of October 17, 2018. The company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company's expectations.

About The Hershey Company
The Hershey Company, headquartered in Hershey, Pa., is an industry-leading snacks company known for bringing goodness to the world through its iconic brands, remarkable people and enduring commitment to help children succeed. Hershey has approximately 17,000 employees around the world who work every day to deliver delicious, quality products. The company has more than 80 brands around the world that drive more than $7.5 billion in annual revenues, including such iconic brand names as Hershey’s, Reese’s, Kit Kat®, Jolly Rancher, Ice Breakers and SkinnyPop.

For more than 120 years, Hershey has been committed to operating fairly, ethically and sustainably. Hershey founder, Milton Hershey, created the Milton Hershey School in 1909 and since then the company has focused on helping children succeed.

To learn more -
Visit: www.thehersheycompany.com

Media Contact:
Leigh Horner
717-508-1247
lhorner@hersheys.com

Investor Relations Contact:
Melissa Poole
717-534-7556
MPoole@Hersheys.com